EXHIBIT 10.20

AMENDMENT NO. 2 TO THE
GENENTECH, INC. SUPPLEMENTAL PLAN
(January 1, 2004 Restatement)

WHEREAS, the Genentech, Inc. Supplemental Plan (the "Plan") was originally established effective as of January 1, 1991, was most recently amended and restated in its entirety effective as of January 1, 2004, and was further amended effective as of May 1, 2005;
WHEREAS, Genentech, Inc. wishes to make certain other amendments to the Plan;

NOW, THEREFORE, effective as of October 1, 2006, the Plan is amended, as follows:

FIRST:  Paragraph (a) of Section 3.1.3 of the Plan is hereby amended to read as follows:

"(a)           No amount shall be credited to a Member's Account for a Plan Year pursuant to Section 3.1.1(a) unless: (i) he or she has deferred the maximum amount permitted under the Tax Reduction Investment Plan for the Plan Year (taking into account the Salary Deferral Dollar Limit and the Salary Deferral Nondiscrimination Limits, and determined by reference to actual amounts, not percentages of compensation, deferred); (ii) he or she is eligible for a TRIP+  matching Contribution for the Plan Year in accordance with the provisions of the Tax Reduction Investment Plan, and (iii) he or she is an Eligible Employee (as defined under TRIP+) on the last TRIP+ Valuation Date of the Plan Year, or his or her employment with all Employers and Affiliates (as defined under TRIP+) terminated at any time during the Plan Year by reason of death or Disability (as defined under TRIP+); and"

SECOND: The following new Section 6.9 is hereby added to Section 9, Administration:

"6.9           Domestic Relations Orders.  Notwithstanding any contrary Plan provision, if the Committee (or its authorized delegate) determines that a domestic relations order with regard to the Plan is a QDRO, then the Committee (or its authorized delegate) shall establish a separate Account for the amount to be allocated to the Alternate Payee pursuant to the QDRO, and such Alternate Payee shall then be treated as a Member for purposes of such Account.

6.91  Definitions.

(a)           "Alternate Payee" shall have the same meaning as that assigned from time to time to the identical term under the Tax Reduction Investment Plan.

(b)           "QDRO" shall have the same meaning as that assigned from time to time to the identical term under the Tax Reduction Investment Plan.

6.9.2        QDRO Procedures.  The Committee (or its authorized delegate) shall establish reasonable procedures for determining the qualified status of domestic relations orders.

6.9.3        Hold Procedures. Notwithstanding any contrary Plan provision, the Committee (or its authorized delegate) may place a hold at any time on all or a portion of a Member's Plan Account in the same manner as set forth in the Tax Reduction Investment Plan with regard to TRIP+ accounts.

6.9.4        Beneficiary Designation. The Alternate Payee shall be permitted to designate a Beneficiary for his or her Account in accordance with the provisions of Section 5.4.

6.9.5        Distribution of Alternate Payee's Account. The Account established for the benefit of an Alternate Payee under the Plan shall be distributed to the Alternate Payee at the same time and in the same manner as the Member's Plan Account is distributed to him or her, as set forth in Section 5."

IN WITNESS WHEREOF, Genentech, Inc., by its duly authorized officers, has executed this Amendment No. 2 to the Plan on the date(s) indicated below.

GENENTECH, INC.
By:	/s/ David Ebersman	And By:	/s/ Denise Smith-Hams
Title:	Executive Vice President and Chief Financial Officer	Title:	Vice President Human Resources
Dated:	9/1/06	Dated:	9/1/06